Kinsale Capital Group Announces New Board Member

RICHMOND, Va., October 3, 2024 - Kinsale Capital Group, Inc. (NYSE: KNSL) today announced the appointment of Mary Jane B. Fortin to its Board of Directors, effective October 1, 2024. This appointment increases Kinsale’s total board membership from nine to ten.
"We are delighted to welcome Mary Jane to Kinsale’s board. She brings extensive leadership and a deep background in the financial services industry," said Michael P. Kehoe, Chairman of the Board and Chief Executive Officer at Kinsale. “We look forward to her contributions as we continue to execute our strategy, drive profitability and deliver long-term stockholder value."
Fortin brings over 30 years of experience to Kinsale’s Board of Directors, holding executive leadership roles with some of the largest companies in the financial services industry. Fortin most recently served as President and Chief Commercial Officer of Thrivent Financial, a Fortune 500 company, where she was responsible for leading the insurance and wealth management businesses, with an emphasis on transforming its go-to-market strategy. Prior to joining Thrivent in 2020, Fortin was President of Allstate Financial, which included Allstate’s life, retirement and benefits businesses from 2015 to 2020. Earlier in her career, Fortin held leadership roles at several other financial services organizations including American International Group, Inc. (AIG) and The Hartford. Fortin began her career in public accounting with Arthur Andersen. Fortin earned a bachelor’s degree in accounting from the University of Connecticut and an MBA from the Wharton School of the University of Pennsylvania. She is also a certified public accountant.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
(804) 289-1272
ir@kinsalecapitalgroup.com